EXHIBIT 4.13


                           FINANCIAL PUBLIC RELATIONS
                              CONSULTING AGREEMENT

This Financial Public Relations Consulting Agreement, (the "the Agreement") is entered into this 31st day of May, 2001, by and between Telenetics Inc. ("TLNT") a California Corporation with principle offices at 25111 Artic Ocean, Lake Forest, CA 92630; and Alliance Corporate Services, Inc. ("ACS") a Canadian corporation, with principal offices at #12A-1950 Government Street, Victoria B.C., V8T 4N8.

                                    RECITALS

WHEREAS: TLNT desires to engage ACS to perform consulting services for TLNT's financial public relations requirements in the area of investor relations and broker/dealer relations.

WHEREAS: ACS desires to provide its expertise and consulting services to TLNT's financial public relations activities involving TLNT's business relations and working relationships with public/private/institutional investors, broker/dealers and financial advisors/analysts in the securities and financial services community.

                                    AGREEMENT

WITNESSETH: In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1) TERM OF THE AGREEMENT: The term of this Agreement shall be for a period of six (6) months commencing on May 31, 2001. Either party, in accordance with the provisions as set forth in
                  Section 6, may terminate this Agreement.

         2) CONSULTING SERVICES: ACS will provide consulting services to TLNT regarding financial public relations; subject to the condition that ACS shall not be required to be registered and licensed with any federal or state regulatory body or self-regulating agency. During the term of this Agreement ACS will provide those usual customary services performed by a financial public relations firm to a public corporation including, but not necessarily limited to, the following:

                  2.1) Install and maintain a toll free phone line for all investor inquiries;

                  2.2) Update and manage the TLNT shareholder database, which will be used for direct shareholder communications;

                  2.3) Assist in developing a financial public relations program designed to increase awareness of TLNT within the public and private investment community.

                  2.4) Introduce TLNT to brokers and fund managers for the purpose of investing in the company in the market or through private placement;

                  2.5) Assist TLNT in the preparation and dissemination of due diligence packages, Corporate profiles and fact sheets requested by and furnished to NASD registered broker/dealers, and/or other institutional and/or fund managers requesting such information concerning TLNT and conduct all appropriate follow-up;

                  2.6) Work with analysts and newsletter writers to ensure they understand TLNT and give it fair review;

                  2.7) Make corporate introductions, suggestions, studies, etc., to assist the company in implementing its business plan;

                  2.8) Assist TLNT in preparing and disseminating press releases and news Announcements if required.

All of the foregoing documentation and information concerning TLNT shall be prepared by ACS only from materials and information supplied by TLNT, including, but not limited to, due diligence reports, corporate profiles, fact sheets and newsletters, and said foregoing documentation and information concerning TLNT shall be approved by TLNT, in writing, prior to dissemination by ACS.

         3)       REQUIREMENTS OF TLNT:

                  3.1) TLNT shall deliver to ACS within seven (7) days after the execution of this Agreement, the following:

                           a) A complete TLNT due diligence package, which shall include all of TLNT's filings with the Securities and Exchange Commission for the previous twelve months;

                           b) Copies of all TLNT's press releases for the previous twelve months;

                           c) Copies of all other relevant TLNT materials, such as company reports or brochures;

                           d) A list of the brokers and market makers for TLNT's securities and;

                           e)       A list of analysts or fund managers
                                    interested in or following TLNT's
                                    securities;

                           f) A recent TLNT shareholder's list with all available addresses both postal and email;

                           g) A summarized history of all TLNT equity issuances, including information on issue price, regulation S or 144 status, pending or promised registrations, all escrowed shares and estimated dates of release from escrow.

                  3.2) TLNT will promptly review materials created and submitted by ACS and inform ACS, in writing of any inaccuracies contained therein prior to the distribution of said materials by ACS to other parties.

                  3.3) Immediately give written notice to ACS of any change in TLNT's financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.

                  3.4) Give full details of all material facts concerning TLNT to ACS and update such information on a timely basis.

         4) COMPENSATION FOR SERVICES: Upon execution of this Agreement, TLNT hereby covenants and agrees to pay ACS as follows:

                  4.1) Fifth thousand (50,000) shares of common stock of TLNT as a signup bonus.

                  4.2) Two thousand United States dollars (USD $2,000) per month or four thousand shares of TLNT per month at the sole option and discretion of TLNT, with monthly payments payable in advance on the 1st of each respective month for the term of the Agreement.

                  4.3) Three warrants to purchase shares from TLNT; the first shall be for fifty thousand shares of TLNT, at a price of USD $0.75, the second shall e for fifty thousand shares of TLNT, at a price of USD $1.00 and the third shall be for one hundred thousand shares of TLNT, at a price of USD $2.00.

                  4.4) All warrants shall be valid for eighteen months from the commencement date of this contract and all share issue or issuable under this section shall have piggyback registration rights.

5) REIMBURSEMENT FOR EXPENSES. TLNT shall, subject to its prior written approval, pay all reasonable costs and expenses incurred by ACS, its directors, its officers, employees and agents, in the performance of its consulting services as set forth in Section 2 above, excluding ACS's general and administrative costs. Such expenses shall include the following:

                  5.1) Usual and customary travel expenses provided such expenses are incurred solely on behalf of TLNT.

                  5.2) Admission fees to financial and/or investment events when such fees are incurred solely on behalf of TLNT.

                  5.3) Internet, Radio, TV and print media advertising expenses.

                  5.4) Printing and publication expenses of marketing materials not provided by TLNT.

                  5.5) Postage and handling costs of any bulk mailings and courier costs for dissemination of due diligence packages of TLNT.

                  5.6) All costs associated with the startup, usage charges and maintenance charges of a dedicated toll free telephone number.

                  5.7) TLNT shall pay in advance or reimburse ACS for the above expenses as planned or incurred within ten (10) days of receipt of invoice.

6) TERMINATION: Except as provided for in Section 7.3, this Agreement may be terminated by either party upon thirty (30) days written notice, delivered to the other party as provided for and set forth in Section 11 below. In the event this agreement is terminated by TLNT, all compensation paid to ACS by TLNT pursuant to Section 4.1 and Section
         4.2 shall be deemed earned.

7) REPRESENTATIONS AND WARRANTIES OF ACS. ACS represents and warrants to TLNT the following:

         7.1) ACS is a corporation duly organized and validly existing under, and by virtue of, the laws of the Province of British Columbia, Canada and is in good standing under such laws. ACS has all requisite power and authority, corporate and otherwise, to operate its business as presently conducted and to provide the consulting services as proposed herein. ACS has not taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation or sale of any reorganization, dissolution, or liquidation. ACS has all requisite legal or corporate power and authority to execute and deliver this Agreement and perform its obligations under the terms of this Agreement. ACS is not in violation of its Articles of Incorporation or its by-laws and this Agreement does not conflict with the foregoing or any other agreement.

         7.2) ACS is not in violation of any law or regulation or under any order of any court or municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a material adverse effect on its ability to perform the consulting services described herein during the Term of this Agreement. ACS has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in all applicable statutes, ordinances, permits, licenses, orders, approvals, variances, rules, regulations, judgments and decrees and is not in violation of any of the foregoing which might have a material adverse effect on the business or assets of ACS.

         7.3) There are no claims, actions, suits, governmental investigation, arbitration, legal, administrative or other proceeding of any nature, pending or, to the knowledge of ACS threatened against ACS or its operations, properties, assets, financial condition or prospects at law or in equity, domestic or foreign, criminal or civil, or before or by any governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over ACS either in Canada or the United States, and no notice of any claim, action, suit or proceeding, whether pending or threatened, that shall impede or interfere with ACS's service performance requirements as set forth in this Agreement. ACS further represents that neither it nor any of its officers, directors, employees, agents and affiliates is not now or has ever been the subject of, a U.S. Securities and Exchange Commission ("SEC") investigation or the enforcement action of any agency or been prosecuted for, or convicted of, a felony, which has not been disclosed to TLNT prior to the execution of this Agreement.

         7.4) During the term of this Agreement, if ACS or any of its officers, directors, employees, agents and affiliates is notified by the SEC or any Canadian agency of a pending or ongoing investigation, ACS shall within 24 hours, notify TLNT to its fax number as provided in Section 11. Failure by ACS to disclose to or notify TLNT as described herein shall be cause for TLNT to immediately declare this Agreement terminated without the required thirty-day notice.

         7.5) No representative or warranty made by ACS herein, or in any document delivered by ACS to other parties, pursuant to this Agreement, shall contain any misstatement of any material fact or omits to state, any material fact necessary to make any material statement made not misleading.

         7.6) ACS and its independent counsel have been offered every opportunity to ask any questions and make any inquiry with respect to TLNT and this Agreement ACS has not relied in any manner on any other representations either oral or written furnishes to it by TLNT.

8)       REPRESENTATIONS AND WARRANTIES OF TLNT.

         8.1) TLNT is a corporation duly organized and validly existing under, any by virtue of, the law of California and is in good standing under such laws. TLNT has all requisite legal corporate power and authority to execute and deliver this Agreement and perform its obligations under the terms of this Agreement.

         8.2) Delivery of TLNT shares will transfer to ACS good and marketable title to TLNT shares, free and clear of any liens. TLNT is not in violation of its Certificate of Incorporation or Bylaws, or in any material respect in violation of any term or provision of any material agreements to which it is a party. Neither the execution, delivery, nor any violation of, or conflict with, or has resulted or will result in, any of the foregoing corporate documents or agreements. This Agreement is a legal, valid and binding obligation of TLNT.

         8.3) No representation or warranty made by TLNT herein, or in any document delivered by TLNT to other parties, pursuant to this Agreement, shall contain any misstatement of any material fact or omits to state, any material fact necessary to make any material statement made not misleading.

         8.4) There are no facts, which TLNT has not disclosed, in SEC filings or press releases, which materially adversely affects, or, may adversely affect the business, operations, prospects, assets, profits or condition (financial or otherwise) of TLNT.

         8.5) TLNT has had independent legal counsel review and advise on the contents of this Agreement and will maintain independent legal counsel to advise TLNT on all matters concerning, but not necessarily limited to, corporate relations, investor relations and all manners concerning and in connection with TLNT activities regarding the Securities Act of 1933 and 1934, and state Blue Sky laws.

9) LIMITED LIABILITY. Pursuant to the terms of this Agreement, ACS shall not be liable to TLNT, or to any third party claimant due to any relationship with TLNT, for any acts or omissions in the performance of services by ACS herein defined, or by the officers, directors, agents or employees of ACS, except when said acts or omissions of ACS are due to its willful misconduct. If ACS fails to perform its services hereunder, its liability to the TLNT shall not exceed the actual monetary value of this contract. In no event will ACS be liable for any indirect, special or consequential damages resulting from any claim against TLNT by any person or entity relating to this agreement, unless such damages result from the use, by ACS, of information not authorized by TLNT, or from acts or omissions of the ACS are due to is willful misconduct.

10) NONDISCLOSURE. Except as may be required by law, neither TLNT nor ACS, their officers, directors, employees, agents and affiliates shall disclose the contents and provisions of this Agreement to any individual or entity without the other party's expressed written consent, except disclosure to each party's counsel, accountants and other persons performing investment banking, financial, or related functions for said party.

11) NOTICES. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

              If to TLNT:                      If to ACS:
              Shala Shashani Lutz              Peter Laipnieks
              Telenetics Corporation           Alliance Corporate Services, Inc.
              25111 Artic Ocean Drive          12A-1950 Government St.
              Lake Forest, California          Victoria, British Columbia
              U.S.A. 92630                     Canada V8T 4N8
              (949) 455-9324 (telefax)         (205) 380-2275 (telefax)

         Except as provided for in Section 7.3, any notice or other communications required to be given hereunder in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto as their respective principal business offices.

12) ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior written agreements between the parties.

13) AMENDMENT OF AGREEMENT. This Agreement may be altered or amended, in whole or in part, only in writing executed by both parties.

14) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns.

15) WAIVER. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach of condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which by its terms so provides.

16) SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

     Alliance Corporate Services Inc.



     Per:  /s/ John A. Kuehne                        Date  June 7, 2001
           ----------------------------------



     Telenetics Inc.



     Per:  /s/ Shala Shashani Lutz                   Date  May 31, 2001
           ---------------------------------